Exhibit 99.1

CONTACT:	Feinstein Kean Healthcare
GTC Biotherapeutics, Inc.	Francesca DeVellis (investors)
Thomas E. Newberry	Barbara Askjaer (media)
Vice President, Corporate Communications	(617) 577-8110
(508) 370-5374

GTC BIOTHERAPEUTICS REPORTS FOURTH QUARTER AND YEAR END 2004

FINANCIAL RESULTS

FRAMINGHAM, MA – March 2, 2005 — GTC Biotherapeutics, Inc. (“GTC”, Nasdaq: GTCB) reported today its financial results for the fourth quarter and year ended January 2, 2005. The total net loss for the fourth quarter of 2004 was $7.5 million, or $0.19 per share, compared with $8.5 million, or $0.27 per share in the fourth quarter of 2003. The total net loss for the 2004 financial year was $29.5 million, or $0.79 per share, compared to $29.5 million, or $1.00 per share, for 2003.

“2004 was a year in which GTC made significant progress in advancing ATryn® in the regulatory review process with the European Medicines Agency,” stated Geoffrey F. Cox, Ph.D., GTC’s Chairman of the Board and Chief Executive Officer. “We are looking forward to 2005 as a transformational year as we continue to plan for ATryn®’s approval in Europe and the initiation of a pivotal clinical study in the United States.”

Revenues were $3.2 million for the fourth quarter of 2004, an 83% increase from the $1.7 million in the fourth quarter of 2003. Revenues for 2004 were $6.6 million, a 32% decrease from the $9.8 million in 2003. Revenues vary primarily due to the nature and timing of activities and milestones in both the internal pipeline and external portfolio of programs.

Costs of revenue and operating expenses totaled $10.6 million for the fourth quarter of 2004, essentially flat with the $10.5 million in the fourth quarter of 2003. Costs of revenue and operating expenses were $35.8 million for 2004, about 11% lower than the $40.1 million in 2003. This difference was driven primarily by the nature and timing of activities and milestones in both the internal pipeline and external portfolio of programs, as well as the savings generated by our corporate restructurings in late 2003 and early 2004. Total research and development expenses for 2004 were $20 million, an increase of 9% over the $18.3 million in 2003. The increase was driven primarily by the activities supporting the progress of ATryn® through the European Medicines Agency (EMEA) review of GTC’s Market Authorization Application (MAA).

The weighted average number of shares outstanding increased from 31.9 million shares for the fourth quarter of 2003 to 38.8 million shares in the fourth quarter of 2004. The weighted average number of shares outstanding increased from 29.6 million shares in 2003 to 37.4 million shares in 2004. The increases in the weighted average shares outstanding in the quarter and year reflected the issuance of approximately 6.4 million shares of common stock in a registered direct placement to institutional investors in March 2004 as well as the full year effect of the July 2003 issuance of approximately 3.6 million shares. The total outstanding common shares at the end of 2004 were approximately 38.8 million.

Cash and marketable securities at the end of 2004 totaled $22.3 million. Excluding the effects of the March 2004 placement of common stock for net proceeds of $13.9 million, GTC used approximately $22.7 million of cash and marketable securities in 2004. The net cash and marketable securities used in 2004 including the proceeds from the placement of common stock, was approximately $8.8 million. In 2005, GTC expects its net use of cash, exclusive of equity financing proceeds, to be approximately $25 million, including additional manufacturing of ATryn® to support clinical and commercial requirements in 2006. GTC placed 7.7 million registered shares of common stock with institutional investors in January 2005 for net proceeds of approximately $9.7 million. In late February 2005, GTC also expanded its credit facility with GE Capital to provide $2.4 million of additional funding which will be used to refinance the note payment due to Genzyme Corporation in April 2005. The additional GE Capital credit facility will be amortized monthly over 36 months.

Highlights

ATryn®

GTC submitted the MAA with the EMEA in January 2004 for ATryn® as a prophylactic treatment of hereditary antithrombin deficiency (HD) during high-risk situations such as surgery and childbirth. During 2004, GTC received and responded to the consolidated list of questions that is a normal part of the MAA review process. GTC is planning that the EMEA conclusions, if favorable, will provide for market authorization by mid-year. GTC has also submitted an amended IND to the FDA to perform a pivotal HD clinical study for ATryn® in the United States. The FDA has requested some refinements to the protocol defined in the amended IND, which GTC intends to implement. GTC is planning to initiate this study in the second quarter of 2005.

Antithrombin is a plasma protein with anticoagulant and anti-inflammatory properties. GTC expresses this protein in the milk of goats that have the human antithrombin gene linked to a milk-protein promoting gene. This transgenic approach provides the opportunity to produce recombinant forms of proteins, such as antithrombin, that are difficult to express in economically viable quantities in conventional production systems.

Additional Internal Pipeline Recombinant Blood Protein Programs

In addition to ATryn®, GTC is focused on developing recombinant forms of human albumin (rhA) and recombinant human alpha-1 antitrypsin (rhAAT). Like antithrombin, both proteins are currently available as products fractionated from the human blood supply. GTC believes that establishing an unconstrained supply from a safe and well-characterized source will be a significant market advantage for its recombinant products. The history of successful recombinant product development in the blood clotting factors (VIIa, VIII, and IX), which can be expressed at practical levels using traditional production methods, indicates that recombinant forms can generally dominate and expand the markets previously established by plasma-derived proteins.

GTC’s rhA program has begun production of qualification batches. Some rhA material has been provided as samples for evaluation by potential clients in uses such as the excipient market and as a nutrient in cell culture media. An excipient is a non-active component used to stabilize the active ingredient in biologic drug formulations. Like antithrombin, the albumin protein is difficult to express in economically viable quantities in conventional recombinant production systems.

GTC has also established founder transgenic animals that express rhAAT. The plasma form of this product has been used as a treatment for certain forms of emphysema caused by a congenital deficiency of plasma AAT. AAT deficiency is one of the most common serious hereditary disorders, with approximately 3.4 million people affected worldwide. We believe that rhAAT may also be developed as an effective treatment for other diseases, potentially including cystic fibrosis, chronic obstructive pulmonary diseases, acute respiratory distress syndrome, and severe asthma.

GTC recently completed a licensing agreement with Eric F. Bernstein, M.D., a dermatologic laser surgeon and researcher in skin aging. This licensing agreement will aid Dr. Bernstein in his development of rhAAT for dermatological applications, including the potential to treat the effects of photoaging. Accumulation of abnormal elastic tissue, called ‘solar elastosis’ is the main change in the deeper layers of photoaged skin. Research suggests rhAAT interferes with elastin breakdown, the first part in the process of destroying the normal elastin of photoaged skin, and may delay the associated changes. Dr. Bernstein’s research in the area of skin photoaging led to the development of his own firm, DakDak LLC, which performs in vitro phototoxicology testing for large pharmaceutical companies and pursues discovery of novel anti-aging and pharmaceutical compounds.

The timetable for the development of these additional recombinant blood proteins and the expansion of our clinical programs is dependent on the financial resources of the Company as well as its ability to attract additional marketing or strategic partners to provide additional funding.

Other Internal Pipeline Programs

GTC is also developing a therapeutic malaria vaccine that uses as an antigen the difficult-to-express merozoite surface protein 1 (MSP-1). Founder animals were produced in 2004 and production of clinical grade material leading to an IND submittal is anticipated in 2005. The MSP-1 program is fully funded under a contract from the National Institute of Allergy and Infectious Diseases.

GTC also obtained access from the Mayo Clinic to the commercial rights for an agonistic antibody to the CD137 receptor of the human immune system, also known as 4-1BB. This antibody is a potential treatment for solid tumors by stimulating the immune system. Preclinical evaluations have begun in this program. The CD137 program is substantially funded by a grant from the Flexible System to Advance Innovative Research For Cancer Drug Discovery by Small Business of the Small Business Innovative Research program administered by the National Cancer Institute.

Portfolio of External Programs

GTC’s portfolio of external programs includes programs that have begun advancing into clinical production opportunities. One of the programs is in a phase II clinical program with material produced and purified by GTC. Another program has begun preclinical studies in anticipation of filing an IND for clinical studies with material produced by GTC. Discussions continue with other external partners about advancing additional programs into clinical production. GTC has also entered into a licensing agreement with Nexia Biotechnologies that enables the development of Protexia®, a recombinant form of butyrylcholinesterase, as a potential treatment for exposure to nerve toxins. It was recently announced that PharmAthene, Inc., a private company with a strategic interest in biodefense programs, is acquiring all the assets of Nexia associated with Protexia®.

Conference Call Information

GTC Biotherapeutics expects to discuss these results and its plans with financial analysts in a web cast conference call at 10:00 a.m. (Eastern) today. The call may be heard through the Company’s web site, http://www.gtc-bio.com. The dial-in number from inside the United States is 1-866-800-8649. The dial-in number from outside the United States is 1-617-614-2703. The webcast may be found at www.gtc-bio.com.

GTC Biotherapeutics is a leader in the development, production, and commercialization of therapeutic proteins through transgenic animal technology. GTC currently has five products in its internal pipeline and a portfolio of external program production opportunities. GTC’s lead program is ATryn®, its recombinant form of human antithrombin. A Market Authorization

Application is under review by the European Medicines Agency for the use of ATryn® in patients with a hereditary antithrombin deficiency. In addition to the ATryn® program, GTC is developing a recombinant human albumin, a recombinant human alpha-1 antitrypsin, a malaria vaccine, and a CD137 antibody to stimulate the immune system as a potential treatment for solid tumors. In its external programs, GTC’s technology is used to develop transgenic production of its partners’ proprietary products, including both large-volume protein therapeutics as well as products that are difficult to produce in significant quantities from conventional recombinant production systems. GTC’s external program collaborations are developing transgenically produced versions of products such as monoclonal antibodies and immunoglobulin fusion proteins for conditions such as rheumatoid arthritis, HIV/AIDS and cancer. One of the external programs is in clinical trials with a transgenically produced product. Additional information is available on the GTC web site, http://www.gtc-bio.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the EMEA and FDA submissions for the ATryn® program, the potential for achieving positive responses to potential client evaluations in the rhA program, the potential for development of rhAAT in photoaging, the expectations for progress and filing an IND for the MSP-1 program, the potential for the CD137 antibody to be applied to the treatment of solid tumors, anticipated progress in the portfolio of external programs, and the expected level of cash to be used in 2005. Such forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such statements. Factors that may cause such differences include, but are not limited to, the risks and uncertainties discussed in GTC’s most recent Annual Report on Form 10-K and its other periodic reports as filed with the Securities and Exchange Commission, including without limitation the uncertainties associated with conducting research and development and clinical studies, the risks and uncertainties associated with dependence upon the actions of partners and regulatory agencies, and the uncertainty that the Company will be able to obtain additional revenues and financial resources, including through new marketing and strategic partners for some of its programs. GTC cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and GTC undertakes no obligation to update or revise the statements, except as may be required by law.

GTC BIOTHERAPEUTICS, INC.

Selected Financial Information

(Unaudited, in thousands except per share amounts)

	Three months ended		Year Ended
	January 2, 2005	December 28, 2003	January 2, 2005	December 28, 2003
Revenue	$3,197	$1,745	$6,626	$9,764

Costs of revenue and operating expenses:
Cost of revenue	2,362	1,878	6,107	11,116
Research and development	6,079	6,062	20,002	18,277
Selling, general and administrative	2,195	2,581	9,710	10,688

	10,636	10,521	35,819	40,081

Loss from continuing operations	$(7,439)	$(8,776)	$(29,193)	$(30,317)

Other income (expense):	(69)	246	(300)	780

Net Loss	$(7,508)	$(8,530)	$(29,493)	$(29,537)

Net loss per common share (basic and diluted)	$(0.19)	$(0.27)	$(0.79)	$(1.00)

Weighted average number of shares outstanding (basic and diluted)	38,797	31,928	37,361	29,562

	January 2, 2005	December 28, 2003
Cash and marketable securities	$22,281	$31,091
Other current assets	2,670	3,390
Property and equipment, (net)	20,279	22,600
Other assets	12,071	13,991

Total assets	$57,301	$71,072

Current liabilities	$14,312	$10,329
Long-term debt	9,313	12,542
Other liabilities	23	40
Stockholders’ equity	33,653	48,161

Total liabilities and stockholders’ equity	$57,301	$71,072